Exhibit 99.1

PINNACLE ENTERTAINMENT COMPLETES THE DIVESTITURE OF LUMIERE

PLACE CASINO AND HOTELS

LAS VEGAS, NV, April 1, 2014 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today the closing of the sale of Lumiere Place Casino, HoteLumiere, the Four Seasons Hotel St. Louis, and related excess land parcels to a subsidiary of Tropicana Entertainment, Inc. for cash consideration of $260 million, subject to a net working capital adjustment. The Company used the proceeds received at closing to repay approximately $260 million of term loans under its Amended and Restated Credit Agreement.

“We have enjoyed our nearly seven years of operation in the city of St. Louis, the opportunity to participate in the growth and revitalization of the city through our investment in Lumiere Place and surrounding civic projects, and the strong relationships we have shared with the business community and city officials,” said Anthony M. Sanfilippo, Chief Executive Officer of Pinnacle Entertainment. We thank the team members of Lumiere Place and Four Seasons for their dedicated service to our guests over the years and through this ownership transition. We welcome Tropicana Entertainment to the State of Missouri and wish them well in the operation of this terrific property.”

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 14 casinos, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri and Nevada. In addition, Belterra Park Gaming & Entertainment Center, in Cincinnati, Ohio, will open in May 2014. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward-Looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACTS:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Roxann M. Kinkade, APR
VP, Finance and Investor Relations	Director of Media Relations & Public Affairs
702/541-7777 or investors@pnkmail.com	816/414-7007 or rkinkade@pnkmail.com

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